EXHIBIT 10.1

AGREEMENT FOR THE SALE AND PURCHASE OF REAL ESTATE

THIS AGREEMENT FOR THE SALE AND PURCHASE OF REAL ESTATE (hereinafter “Agreement”) is made and effective the 1st day of March, 2008  by and between United States Steel Corporation , a Delaware corporation, with a principal office and place of business located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2800 (hereinafter “Seller”), and Biofuel Advanced Research & Development, LLC  a Pennsylvania limited liability company, located at 1167 Bridge Street, Philadelphia, PA 19124 (hereinafter “Buyer”).

W I T N E S S E T H:

In consideration of all the covenants, terms, and conditions herein contained and intending to be legally bound, Seller and Buyer hereby agree as follows:

1.           Premises.  Seller agrees to sell and Buyer agrees to buy that certain real estate described as 36.37 acres , commonly known as Lot 4 of Seller’s proposed subdivision, and as more specifically described on Exhibit “A” attached hereto and incorporated herein; TOGETHER with all appurtenances, easements, hereditaments, and access rights pertaining to the property, and all other rights of Seller in and to the property (hereinafter “Premises”).  Any excess or deficiency in the stated acreage shall not affect the remaining terms and conditions of this Agreement.

1.01        Ancillary Rights. As part of the sale and subject to the terms hereof, Buyer shall have irrevocable, non-exclusive licenses for rail access and road access as set forth and designated as the Rail Rights and Road Rights, attached hereto as Exhibit K (such rights are referred to herein as the “Ancillary Rights”; the Ancillary Rights do not include the Buyer’s Track); provided, however, the Buyer shall utilize the switching carrier designate by Seller and that railcar storage by buyer shall be limited only to the Premises.  In the event the switching carrier designate by Seller is not available to serve the Premises, Buyer may make alternate arrangements for switching service, subject to Seller’s approval, which approval shall not be unreasonably withheld or delayed,  In addition, the Buyer shall have all rights and access to all roads as granted and outlined and depicted in Exhibit K.  The Ancillary Rights of Buyer are also subject to the following:

(A) Seller reserves the right, at Seller’s sole cost and expense, and upon notice to Buyer to locate, move, substitute for or otherwise change the location of any of the Ancillary Rights to such locations within the KIPC as may be designated by Seller, provided that the location of Buyer’s new Ancillary Rights provides Buyer with Ancillary Rights equivalent to the original Ancillary Rights, and the Seller shall use its best efforts to minimize disruption to Buyer’s business operations at the Premises.  Upon any such designation of a new location and upon completion of such relocation, and upon granting of such replacement Ancillary Rights, all rights, title and interest created by this sale in and to the old location shall automatically terminate and revert to Seller without demand or reentry by Seller.  Any such new location for any of the Ancillary Rights shall likewise be subject to all the terms and provisions of this sale including the provisions of this subparagraph (A).

(B) Buyer’s rights hereunder are subject to rights of other owners, tenants and occupants at the KIPC, and to Seller’s rights and Seller’s agents, assignees, carriers, contractors and all other persons lawfully using the Ancillary Rights, herein called “rightful user”.

(C) Buyer agrees to pay $1000 per acre, per annum for Common Area Maintenance.  This fee will be used by Owner to maintain the common areas of the KIPC including snow removal, landscaping, road maintenance and lighting.  This fee will escalate by 3% per year and be billed on the first day of every year.

1.02        UTILITIES.

(A) Seller and Buyer shall enter into an appropriate Utility and Services Agreement at the execution of this Agreement, which shall be in substantially the form of Exhibit D. Buyer, at its expense, shall provide for all connections and related services that are needed according to the Utility and Services Agreement.

(B) Except for utilities provided by the above agreement, Buyer shall be responsible for either obtaining all of the utilities from third party suppliers and paying all charges for such utilities or for providing such services itself, at its own cost. In no event shall Landlord be responsible for any interruption or failure in the supply of any utilities.

(C) Seller is hereby granted a blanket easement for access to and for maintenance of existing utilities as shown on Exhibit A and more particularly described in Exhibit G. Seller shall have all rights of access to the existing infrastructure on the Premises, which shall remain the Sellers property. Seller shall attempt to provide reasonable notice (minimum 3 business days) to Buyer of all scheduled and planned maintenance of the utilities. The notice provision shall be waived in the event of an emergency or an event believed to be an emergency.

2.           Purchase Price.

(A)           Buyer agrees to pay for the Premises the sum of  Four Million and Five Hundred and Fourty Six Thousand and Two Hundred and Fifty and 00/100 Dollars, ($4,546,250.00) (hereinafter “Purchase Price”), payable as follows: the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) as a down payment (hereinafter “Deposit”), which Deposit Seller has already submitted to United States Steel, and the balance amount of Four Million and Four Hundred and Ninety Six Thousand and Two Hundred and Fifty and 00/100 Dollars ($4,496,250.00) due at Closing, plus all Closing Costs outlined in Section 6 (hereinafter “Balance Due”).

If the Buyer does not deliver a Termination notice prior to the expiration of the Due Diligence Deadline, the Deposit shall become non-refundable.  In the event the Closing has not occurred by the four month anniversary of the Contract Date and Buyer desires to keep this agreement in effect Buyer will notify Seller in writing and pay the Seller earnest monies (hereinafter Supplemental Deposits) equal to Ten Thousand and 00/100 Dollars ($10,000) per month on the first day each month thereafter until closing.  All Supplemental Deposits are non-refundable and applicable to the sale price upon closing.  Closing must occur no later than October 31st, 2009 or Seller may elect to cancel this Agreement For the Sale and Purchase of Real Estate.

(B)           Method of Payment.  All payments shall be made in immediately available funds.

(i)           Any sum payable to Seller hereunder that is less than One Hundred Thousand and No/100 Dollars ($100,000.00) shall be paid either by certified or cashier’s check made payable to “United States Steel Corporation”.

(ii)           Any amount payable to Seller of One Hundred Thousand and No/100 Dollars ($100,000.00) or more shall be wire transferred, federal funds good same day, and the issuing bank shall be instructed by Buyer to transfer the funds as follows to:  PNC Bank, Pittsburgh, PA, ABA #043000096, for Credit to United States Steel Corporation, General Deposit Account # 1-093130; except, however, if the parties hereto agree to Section 2(B)(iii) as follows:

(iii)       Tax-Deferred Exchange. Buyer agrees, at Seller’s request, to cooperate with Seller in effecting for the benefit of Seller a simultaneous or delayed like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and similar provisions of applicable state law (hereinafter “Section 1031 exchange”).  Buyer agrees to execute such additional documents which are reasonably requested by Seller and which are reasonably necessary or desirable to affect such Section 1031 exchange for the benefit of Seller, including without limitation documents assigning this Agreement to a third party, exchange agreements, and exchange escrow instructions.  Buyer acknowledges and agrees that, in connection with such a Section 1031 exchange, Buyer may be required by Seller to acquire title to the Premises from a party or parties other that the Seller and to pay the Purchase Price to such third party or parties.  Any and all representations made by Seller to Buyer in connection with this Agreement shall remain in full force and effect and continue to inure to the benefit of Buyer, notwithstanding the assignment of this Agreement to a third party in connection with such  Section 1031 exchange.  Buyer’s obligation to cooperate in a Section 1031 exchange is conditioned upon each of the following:  (a) Buyer shall incur no additional costs, expenses, or liabilities as a result of, or in connection with, such Section 1031 exchange, and Seller shall indemnify and hold Buyer harmless from any liability incurred by Buyer in connection with such Section 1031 exchange;

(b) the Closing for the Premises shall not be delayed as a result of such Section 1031 exchange, but shall occur within the time period contemplated by this Agreement; and (c) all acknowledgments, releases, representations, and warranties made by Seller (as set forth in this Agreement) shall remain in full force and effect in favor of Buyer until the delivery of the Deed, as if no exchange had occurred.  This Section shall constitute notice to Buyer within the meaning of Treasury Regulation § 1.1031(k)-1(g)(4)(v). Any monies transferred under a Section 1031 Exchange shall be transferred to Bank: JPMorgan Chase Bank, N.A., New York, NY, ABA #:  021 000 021, Acct #: 507955013, Acct Name: J.P. Morgan Property Exchange Inc., United States Steel Corporation Account #200811.2

Seller’s Initials:                                ______________                                Buyer’s Initials:                                ______________

3.          Real Estate Taxes; Transfer Taxes; Recording Costs.

All real estate taxes, including any special assessments, paid or payable in the year of Closing will be prorated by Seller and Buyer according to the number of days each party owns the Premises during the property tax year, fiscal or calendar, as the case may be, of the levying jurisdictions.  Buyer and Seller shall split the payment of all real estate deed or transfer taxes, and each party shall pay one-half (1/2) thereof. Buyer shall pay all title guarantee or title insurance premiums (if any), all recording charges, and all other costs incurred at Closing (collectively hereinafter “Closing Costs”). Buyer shall retain and record the deed promptly following the Closing.

4.           Title Clearance.

(A)           Buyer shall obtain at its own cost and expense any survey, title commitments, title search, title opinion or title insurance policy which it deems necessary or which may be required, and Buyer shall notify Seller within twenty (20) days from receipt of the title commitment or the survey of any defect or condition ("Objection") affecting marketability or insurability.  Seller shall have thirty (30) days from the notice of such objection to cure the same at its own cost and expense, and the above Closing date shall be adjusted accordingly.  Buyer's failure to so notify Seller of any Objection shall constitute an acceptance of Seller's title.  Buyer shall have twenty (20) days from receipt of a title endorsement or revised survey to notify Seller of Objections as provided above or its rights hereunder are waived.

(B)           If Seller is unwilling or if, after reasonable effort, Seller is unable to cure any objection as above provided, Seller shall so notify Buyer within 30 days from the date Seller is notified, in writing, by Buyer of any Objection, and Buyer at its election may terminate this Agreement or take title subject to any Objection with or without any abatement in the purchase price as negotiated and mutually agreed to by Buyer and Seller.  In the event of Buyer's termination, Seller shall return to the Buyer the above Deposit with interest, which Buyer shall accept in full satisfaction of any and all claims under or related to this Agreement.

5.            Improvements.

Seller shall, at its sole expense, construct the improvements to serve the Premises as specified, which Improvements shall be completed in accordance with applicable Township requirements.  The Improvements shall include, the installation of potable water, sewer, gas, and electric to the site as specified in the Utility Provision and Services Agreement attached as Exhibit “D”. Buyer' right to utilize utilities supplied by Seller or any of its affiliates shall be set forth in an agreement(s) between Buyer and Seller as indicated in Exhibit “D”, which agreement(s)  shall be acceptable to both parties (the "Utilities Contract(s)").  The execution and delivery of the Utilities Contract(s) will be a condition of Buyer's obligation to complete the Closing.

5.01          Construction and Renovations Trades Agreement

Buyer agrees to use Philadelphia Building Trades for all construction and renovation of the property as described in the Agreement between USS Real Estate a division of United States Steel Corporation and the Philadelphia Building  Trades; said copy of this “Trades Agreement” is furnished as Exhibit “E”. The “Trades Agreement” has no requirement for the affiliation or lack thereof, of the Buyers employees.

6.           Due Diligence

(A)           Buyer shall have the right, after the Contract Date and upon advance notice to Seller, to access the Premises to inspect, investigate and conduct due diligence as to matters relating to the Premises, including but not limited to the environmental conditions, zoning, governmental approvals, road access, property taxes, and any other conditions that Buyer deems necessary; provided that Buyer delivers to Seller ten (10) days in advance of entry, written notice of  Buyer’s intent to conduct due diligence and the name of any consultant, agent, contractor or other who Buyer desires to enter the Premises for this purpose, with Buyer’s request that access be granted to such person or persons. Seller agrees to use its best efforts to respond to such request from Buyer within ten (10) days of receipt, and with Seller’s approval, Buyer shall have the right thereafter, at its own risk, cost and expense, to enter, or cause its approved agents and representatives to enter upon the Premises, upon advance notice to Seller, for the purpose of making surveys, tests, borings, inspections, investigations, or conducting any architectural, engineering, structural, economic, environmental, mechanical and any other study of the Premises as Buyer deems necessary. Seller will provide access to available and relevant documents and records. Buyer has ninety (90) days from the Contract Date to complete their investigation and due diligence (hereinafter “Due Diligence Period”) unless extended by written agreement of Seller per section 2A of this agreement.

(B)           Buyer agrees that they will keep confidential and not disclose to any third party except its attorneys, lenders, and consultants, any of the due diligence materials and any additional environmental, and/or other studies, tests, reports, and other documents generated in the due diligence activities or related activities that may be conducted by either party. Any final report, analytical data, survey, and/or drawing generated during the due diligence period by Buyer shall be provided to Seller within a reasonable time period prior to Closing. All due diligence materials shall be delivered to Seller immediately upon the termination of the agreement or in the event the transaction contemplated by the parties fails to close.

(C)           The confidentiality obligation herein does not apply to any information that (i) is public knowledge on the date hereof; (ii) is in Buyer’s possession on the date hereof; (iii) becomes public after the date hereof other than due disclosure by Buyer or its attorneys, lenders, or consultants; (iv) is obtained by Buyer from an independent third party who Buyer reasonably believes after due inquiry is free to deliver such material free of any confidentiality obligation; or (v) is the subject of any court order or other legally-mandated disclosure.

(D)           Buyer shall indemnify, defend, and hold harmless Seller from and against any and all property damage, personal injury, and/or death claims, suits, demands, liabilities, damages, expenses and costs, (including attorney fees, consultant fees and other legal costs), of whatever kind or nature whatsoever that may arise out of or result from any claim, suit, act, judgement, demand or which may be brought against Seller relating in any way associated with the conducting of any activity upon the Premises in connection with Buyer’s due diligence investigation of the Premises. Buyer further agrees that before it or any of its consultants visit the Premises for due diligence purposes, it will obtain and maintain in full force and effect, or will cause its consultants to do so, Commercial General Liability insurance under an occurrence policy form in an insurance company or companies satisfactory to Seller, for bodily injury, including death, and property damage in a minimum amount of Two million Dollars ($2,000,000.00) per occurrence and Four million Dollars ($4,000,000.00) in the aggregate. Buyer further agrees that before it or any of its consultants or contractors visit the Premises, Buyer shall procure and maintain, and shall require  its consultants and contractors to procure and maintain insurance policies in accordance with the terms and provisions outlined in Exhibit “I” attached hereto and incorporated herein, including without limitation, adding Seller as an Additional Insured; obtaining waiver of subrogation; agreeing to give Seller sixty (60) days’ prior written notice upon policy cancellation or change; and providing subcontractor coverage (if applicable).  Buyer further agrees to immediately provide a copy of Exhibit “I” to its insurance company and/or insurance agent.  Upon Seller’s consent, Buyer shall have the right , at its risk, cost and expense, to enter or cause its approved agents to enter upon the Premises in accordance with the consent of Seller.

(E)           Seller shall cooperate with the Buyer in its dealings with governmental agencies during the Permitting Period.  This Agreement of Sale shall include mutually agreed upon milestones to monitor Buyer’s progress for submission of required applications during the Permitting Period and milestones to monitor the progress of the necessary approvals by the appropriate governmental agencies.

(F)           Buyer shall provide to Seller copies of all engineering plans, surveys, environmental site assessments, traffic generation reports, and all materials submitted to or received from any governmental entity or agency of or pertaining to the Property, which items, to the extent not already provided to Seller at the time of any termination of this Agreement, are to be delivered to Seller within twenty-one (21) days after such termination.  Such items may be retained by and used by Seller after Closing or any termination of this Agreement, as the case may be, and Buyer shall provide such consents or other documentation as Seller shall request so that Seller may do so.

(G)           If the results of the Buyer’s investigation, study, test or report are not satisfactory to Buyer or Seller, or an unacceptable environmental concern is revealed, or Buyer is unable to secure acceptable financing solely as determined by Buyer, either Buyer or Seller in their sole and absolute discretion and/or judgment may terminate this Agreement, and Buyer’s Earnest Money will be returned (with interest), and both Buyer and Seller shall be relieved of any further obligations under this Agreement; provided, however, each party shall pay their respective costs and expenses as provided in this Agreement.

(H)           In the event Buyer elects to proceed with the purchase of the Premises with such environmental concern “AS IS, WHERE IS, WITH ALL FAULTS”, Buyer shall not be entitled to any environmental indemnification regardless of whether the investigation, study, test or report identified or failed to identify any pre-existing environmental concern or condition on the Premises and/or adjustment to the purchase price as a result thereof.  If for any reason the purchase is not subsequently closed, then Buyer shall grant Seller ownership of the final report by Buyer’s consultant, with Seller having the right to utilize the report as if Seller had commissioned the site assessment.

(I)           The provisions of this Section, its subparts, and Exhibit “I” shall survive delivery of the deed and termination of this Agreement, if any.

7.           Environmental.

A)           Seller has provided Buyer with a copy of the Final Administrative Order on Consent (hereinafter referred to as “Consent Order”) issued by the United States Environmental Protection Agency (hereinafter “USEPA”) to United States Steel Corporation, effective April 20, 1993 and covering the the Fairless Works facility and certain adjacent property at Fairless Hills, Pennsylvania as it relates to the Premises.

B)           In the event that environmental studies result in the discovery of contamination existing as of the date of Closing on the Premises that  is subject to requirements of the Consent Order, Seller will be solely responsible for any remediation costs that may be required to comply with the Consent Order or, at Seller’s election, obtain a release from Pennsylvania Department of Environmental Protection (“PADEP”) under Act 2.  Buyer and Seller shall cooperate in applying for and obtaining the Act 2 Release or equivalent approval from PADEP or USEPA, at Seller’s election; and the parties will share equally all costs other than remediation related to applying for and obtaining the release or approval.

C)           Buyer and Seller agree that Seller shall remain responsible for remediation of groundwater under and as defined pursuant to the  Consent Order.  Buyer agrees that use of groundwater will be prohibited and further agrees to include the groundwater restriction in the deed.  In addition, upon receipt of the release of liability letter form PADEP whether received before or after the sale, any chemical constituents identified on site in the Remedial Investigation/Final Report above statewide residential health standards shall also be acknowledged in the deed as required by Act 2.

D)           The Consent Order requires Seller to take certain environmental measures, to investigate the nature of certain constituents in the groundwater and to perform certain corrective measures, if required, to the facility as described therein, including the Premises.  The Consent Order provides that no change in ownership of any property covered by the Consent Order can affect Seller’s obligations to remediate groundwater under the Consent Order.

E)           Buyer grants to Seller, its agents, contractors, consultants and assigns a right of reasonable access to perform work to and on the Premises in the event Seller is required to implement and comply with the Act 2 or Consent Order to remediate any environmental condition, including the right to operate all equipment, tools, vehicles and machinery required for investigative and corrective work.  Seller shall notify Buyer of any intended use of the Premises, and Seller shall coordinate any use of the Premises with Buyer’s use and rights.  Such notice shall be given at the earliest possible time thereby allowing for the longest possible preparatory period.  Upon completion of its work, Seller shall restore the Premises to its pre-existing condition to the extent reasonably permitted under the Consent Order or consistent with Act 2 obligations, if any.  Buyer understands that the requirements of the Consent Order are extensive and comprehensive, and agreesthat in additional to the presence of Seller on the Premises for compliance with the Consent Order and possible activities undertaken to obtain a release under Act 2, the USEPA has and PADEP have rights of access to the Premises.

F)           Seller agrees to be responsible to Buyer, its successor, assign or lessee, for any damages, costs, penalties, fines or other liabilities for assessment, remediation or monitoring of environmental conditions on the Premises, incurred by Buyer and by any affiliates or successors thereof, and arising from Seller’s failure to comply with the terms, conditions and provisions of the Consent Order, unless released or modified by or with the consent of USEPA, including, but not limited to, Seller’s investigation and performance of corrective measures, provided however, that Seller shall not be responsibility to Buyer for any liability caused by or resulting in whole or in part from the activities of Buyer or it successors, assigns, contractors, agents, representatives or lessees.  In the event that Seller, USEPA, or the PADEP, or any of their contractors, agents, or representatives shall require access to the Premises from time to time, for any reason relating to the Consent Order or Act 2, including, without limitation, any investigation or testing, or the performance of corrective measures (“Access”), Seller shall take all reasonable actions necessary to mitigate the impact on Buyer’s operations and facilities.

G)           Buyer shall notify Seller immediately upon receipt of any proceeding, notice, order, citation, suit or any action or process directed to Seller concerning the Premises.

H)           Seller shall notify buyer of any termination or change of the Consent Order bearing upon the Premises.  Buyer recognized that the Consent Order does not terminate until Seller has satisfactorily completed all tasks required by the Consent Order, unless released or modified by or with the consent of USEPA, however Seller’s obligations and all liabilities under this Article shall terminate upon receipt from the USEPA of written notice that the Premises is no longer subject to the terms of the Consent Order, or that Seller’s obligations under the Consent Order have been satisfactorily completed.

I)           Buyer shall be responsible for all environmental conditions causing or contributing to contamination of soil, groundwater, surface water, or air by pollutants or substances harmful to the human health, the environment or protected resources created after the Closing on, under, about or affecting the Premises and Buyer argees to release and indemnify, defend and hold harmless Seller for any damages, costs, penalties, fines or other liabilities for assessment, remediation, restoration or monitoring of such environmental conditions and/or protected resources, incurred by Seller or any affiliates or successors thereof, and arising therefrom, including without limitation any such liabilities under authority derived from or by virtue of the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”).

J)           This Article shall survive the delivery of the Deed.

8.           Seller’s Representations.  Seller, represents and warrants to Purchaser as of the date hereof as follows:

(a)           There are no leases, tenancies, licenses, other rights of occupancy (other than Seller) for any portion of the Premises.

(b)            Seller has full authorization and power, in accordance with law and its organizational documents, to enter into this Agreement and to consummate the sale provided for herein.

(c)           The representations and warranties set forth in this Article 8 shall survive Closing for a period of six (6) months.

9.             Acceptance of Deed.

(A)           By acceptance of the Deed, Buyer will acknowledge that the Premises has been inspected by Buyer or its duly authorized agent, that the same is being purchased by Buyer in “AS IS, WHERE IS, WITH ALL FAULTS” condition.  Seller shall not be responsible for any condition relating to or affecting the physical condition of the Premises, except as may specifically be set forth herein.

(B)           Upon Closing of this transaction between Seller and Buyer, Buyer shall be responsible for all environmental conditions affecting the Premises and hereby agrees to indemnify, defend, and hold harmless Seller for any such conditions. The Deed shall contain the following language:

By its acceptance of this Deed, Grantee, on behalf of itself, its successors, and assigns, acknowledges that the physical and environmental condition of said property conveyed hereunder has been inspected by Grantee or its duly authorized agent and that said property is accepted by Grantee as a result of such inspection and not upon any agreement, representation, or warranty made by Grantor. Grantee accepts the physical and environmental condition of sold property "AS IS, WHERE IS, WITH ALL FAULTS" and hereby releases Grantor, its successors and assigns, from and against any and all liabilities of any nature known or unknown under CERCLA, RCRA, or the HMTA, or any other local, state, or federal laws, rules, regulations, or ordinances, and to indemnify, defend, and hold harmless Grantor from and against including without limitation any cost, fine, penalty, or other liability of any nature, known or unknown, arising from or in connection with the physical or environmental condition of the Property.  It is the express intention of the parties that this assumption, release, and indemnity run with the Property and shall be binding upon all of Grantee successors and assigns.  (For the purpose of this provision, "CERCLA" shall mean and refer to the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 5 9601, et seq., as amended; and "RCRA" shall mean and refer to the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., as amended; and “HMTA” shall mean and refer to the Hazardous Materials Transportation Act, 49 U.S.C. § 5102, et seq., as amended.)

AS TO THE PHYSICAL CONDITION OF THE PROPERTY PRIOR TO BUYER'S OWNERSHIP, NO PRIVATE RIGHT OF ACTION SHALL ACCRUE TO ANY PURCHASER OF THE PROPERTY, WHETHER BY FORECLOSURE OR OTHERWISE, DUE SOLELY TO THE TAKING OF TITLE TO THE PROPERTY AND ANY SUCH BUYER DOES WAIVE ANY AND ALL RIGHT TO CLAIM AGAINST GRANTOR AND GRANTEE, OR THEIR SUCCESSORS AND ASSIGNS, FOR ANY COST, LOSS, DAMAGE, OR LIABILITY SUCH BUYER OR ITS SUCCESSORS AND/OR ASSIGNS MAY INCUR AS A RESULT OF THE DISCOVERY OF A DEFICIENCY IN THE PHYSICAL CONDITION OF THE PROPERTY OR THE NEED OR DESIRABILITY TO DO ANY REMOVAL, CORRECTIVE, OR REMEDIATION WORK INCLUDING, BUT NOT LIMITED TO, WORK IN CONNECTION WITH HAZARDOUS MATERIALS OR WASTE PURSUANT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT, AS AMENDED, OR THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, OR OTHER SIMILAR FEDERAL, STATE OR LOCAL LAWS, REGULATIONS, OR ORDINANCES.

(C)           The Premises will be conveyed by a Special Warranty Deed, in substantially the form set forth attached hereto as Exhibit “B”.  The Deed will convey title to the Premises, subject to any and all highway, railroad, and other public or private rights or easements, existing in or across the Premises or any part thereof, and to the rights of any person or other party who may have any interest in the Premises.

(D)           Seller and Buyer shall each execute and deliver to the other such other and further documents as each may reasonably request of the other in connection with the sale and purchase of the Premises.

(E)           Possession of the Premises shall be given to Buyer at Closing by conveyance of the aforementioned Deed by Seller to Buyer and Buyer’s acceptance thereof.

(F)           The provisions of this Section and its subparts shall survive the delivery of the Deed to the Buyer and termination of this Agreement, if any.

10.           Closing.  The sale of the Premises shall be closed within 30 days from the end of the Due Diligence Period described in section 6 and no later than October 31st, 2008 at a time and location mutually agreeable to both parties (hereinafter “Closing”).  At the Closing and upon payment in full of the balance of the Purchase Price as stated above, Seller shall deliver the Deed to Buyer, which shall convey title to the Premises, free and clear of all liens and encumbrances, but subject  to the following:

(A)           any exceptions prevailing in title companies’ policies;

(B)           any condition which a survey might show;

(C)           any condition which a physical inspection of the Premises would                           disclose;

(D)           all existing restrictions, easements, encroachments, rights-of-way,    ordinances, laws, regulations, assessments, charges and taxes;

(E)           all utility easements whether recorded or not; and

(F)           any reservations or conditions as contained in the Deed.

Possession shall be given to Buyer at Closing.

11.           Default.

(A)           Buyer’s Default.  If Buyer fails to close the sale of the Premises as provided in this Agreement, the above Deposit shall be retained by Seller as liquidated damages, and Seller shall terminate this Agreement.

(B)           Seller’s Default.  If Seller fails to close this sale, Buyer’s sole remedies shall be specific performance or have Seller return the Deposit to Buyer and terminate this Agreement.

(C)           Upon termination by either Seller or Buyer, this Agreement shall be null and void.

(D)           Each party shall be responsible for its own attorneys’ fees and costs of litigation under this Section. Neither Buyer nor Seller shall be entitled to recover any costs incurred by it prior to the termination of this Agreement.

12.           Condemnation.

(A)           Seller represents and warrants that it has no knowledge of any existing or threatened proceeding of any entity to condemn the Premises or to take any part thereof under the right of eminent domain, and if Seller acquires such knowledge, Seller shall promptly notify Buyer.

(B)           In the event that an eminent domain proceeding against the Premises has been commenced before the Closing, Seller or Buyer shall have the right to terminate this Agreement, whereupon Seller shall return Buyer’s Deposit and this Agreement shall be null and void. If either party does not exercise this right, and the Premises are conveyed pursuant to this Agreement, Seller at Closing shall assign to Buyer all of its rights in the condemnation proceeding including all rights to compensation and awards.

13.           Zoning.  Seller and Buyer are informed that the Premises are zoned MPM or Materials Processing and Manufacturing.  It is the Buyer’s responsibility to confirm the zoning of the Premises and ensure that the zoning will allow for the purpose and use intended.  Any change in zoning desired by the Buyer shall be accomplished by Buyer at its own cost and expense, except that Seller shall execute any applications, requests or petitions which Buyer may request prior to Closing, provided that such applications, requests or petitions in Seller’s opinion do not adversely affect the value of the Premises.

14.           Real Estate Commissions.  Each of the parties represents and warrants that NAI Global (the “Brokers”) are the brokers of record and are the only brokers entitled to commission in the execution of this Agreement, and each of the parties agrees to indemnify the other against and hold it harmless from all liabilities arising from any other claims (including, without limitation, the cost of counsel fees in connection therewith).  Seller shall have the sole responsibility to pay any commissions due and owing to the Brokers in the amount defined by separate agreement.

(A)           Buyer shall indemnify Seller against and hold harmless from any and all  claims, liabilities, suits, damages, causes of action, judgments, verdicts, expenses or costs arising from any claim against Seller by any broker, agent salesperson or representative for any fees or commissions arising  from the acts of Buyer related to this Agreement.

(B)           Seller shall indemnify Buyer against and hold harmless from any and all  claims, liabilities, suits, damages, causes of action, judgments, verdicts, expenses or costs arising from any claim against Buyer by any broker, agent salesperson or representative for any fees or commissions arising  from the acts of Seller related to this Agreement.

(C)          The provisions of this Section and the subparts shall survive the delivery of the Deed to Buyer and termination of this Agreement, if any.

15.           Assignment.  This Agreement shall not be assigned or transferred in any way by the Buyer unless Seller expressly consents to such assignment or transfer in writing.

16.           Merger and Survival.  The acceptance of the Deed provided herein by the Buyer shall be deemed to be a full performance and discharge of every term, covenant, or obligation on Seller’s part to be performed pursuant to this Agreement, and no representation, term, covenant, warranty, or agreement of the Seller shall survive the delivery of the Deed unless they are specifically stated herein to survive.

17.           Amendments.  This Agreement may be amended, renewed, extended or canceled only by written instrument executed on behalf of each of the parties hereto by an authorized representative of each party, and neither party shall at any time in any way assert or contend that any amendment, extension or cancellation of this Agreement (or of any part or parts, including this paragraph, hereof) has been made other than by a written instrument so executed.

18.           Time of the Essence.  Time is of the essence with respect to the performance of all the terms, conditions, and covenants of this Agreement.

19.           Entire Agreement.  This Agreement constitutes and contains the entire and only Agreement between the parties, and supersedes and cancels any and all pre-existing agreements and understandings between the parties or any of them relating to the subject matter hereof.  Any and all prior and contemporaneous negotiations and preliminary drafts and prior versions of this Agreement, whether signed or unsigned, between the parties or any of them leading up to its execution shall not be used by either party to construe the terms or affect the validity of this Agreement.  No representation, inducement, promise, understanding, condition, or warranty not set forth herein has been made or relied on by either party.

20.           Third Parties.  Seller and Buyer do no intend to nor do they create any rights in any third party or person not a signatory to this Agreement.

21.           Compliance.  Buyer shall at all times with respect to performance of this Agreement comply with all statutes, laws, ordinances, rules, regulations and orders of all governmental, judicial, administrative, or political persons or entities, and Buyer shall, at its own cost, obtain all permits, approvals, or variances required by its use of the Premises.

22.           Construction.  This Agreement shall be governed by and performed in accordance with the laws of the Commonwealth of Pennsylvania.

23.           Notices.  All notices that may at any time be required to be given hereunder shall be deemed  to have been properly given if personally hand delivered to the other party, or if sent by United States first class registered or certified mail, postage paid, or by facsimile transmission addressed, if sent to Seller as follows:

If to Seller:                             USS Real Estate                                             Facsimile: (412) 433-5148
600 Grant Street, Room 1683
Pittsburgh, Pennsylvania 15219-2800
Attention: _____________________

With a copy to:                    United States Steel Corporation,                 Facsimile: (__) ___-____
600 Grant Street, Room 1500
Pittsburgh, Pennsylvania 15219-2800
Attention: General Attorney, Real Estate

If to Buyer:                            Biofuel Advanced Research & Development, LLC
1167 Bridge Street
Philadelphia, Pennsylvania 19124        Facsimile: (__) ___-____
Attention: Surajiet Khanna

or to such other name and address as shall be furnished in writing by either party to the other. All notices shall be effective when received by the party to whom addressed.

24.           Captions.  The captions of paragraphs in this Agreement are used for convenience only and they in no way define, limit, or prescribe the scope or intent of this Agreement or any provisions hereof.

25.           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Seller and Buyer.

26.           Publicity.  This Agreement and all its contents are agreed to be confidential, and neither Seller nor Buyer shall release or disclose any material prior to the Closing. No press release nor other public disclosure shall be made by either party without submitting a copy to the other party for review and comment.

27.           TIME EXTENSION.  If the last day for the performance of any act required to be performed under this Agreement shall fall upon a Saturday, Sunday, or legal holiday, the day for the performance of any such act shall be deemed to be extended until the next business day.

28.           Counterparts.  This Agreement may be signed in one or more counterparts, and by facsimle transmission, all of which shall be treated as one and the same original Agreement.  Each party shall provide an executed copy to the other.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date(s) indicated herein.

United States Steel Corporation

By:
Title:
Dated:

Biofuel Advanced Research & Development, LLC

By:
Title:
Dated:

* * * * * * * * * * * * * * *

1 Janaury 2010

CONFIDENTIAL

Bard Holding, Inc.
Attn: Surajit Khanna
One Ben Fairless Drive
Suite 105
Fairless Hills, PA 19030

Re:     Letter of Intent - 33+ acres at Keystone Industrial Port Complex

Dear Surajit:

This letter sets forth the general outline of a possible transaction between United States Steel Corporation, a Delaware corporation (hereinafter "USS"), and Bard Holding, Inc., a Delaware corporation (hereinafter "BARD"), concerning the lease and potential sale by USS and the lease and potential purchase by BARD of approximately 33 acres of real property located within the Keystone Industrial Port Complex (KIPC). Except for provisions specifically set forth in this letter as binding, the parties acknowledge that this letter is a non-binding expression of mutual interest and that no lease or purchase or sales obligation is created by this letter.

Premises
Land and improvements consisting of 33.62 acres of land, more or less, located within the KIPC in Falls Township, Bucks County, Pennsylvania, identified as Lot 2, and depicted on a survey by Showalter & Associates, dated September 23, 2008, which survey is attached hereto as Exhibit "A".

Non-Binding Provisions

The property is to be leased to BARD for a one year term in "AS IS, WHERE IS, WITH ALL FAULTS", condition. BARD acknowledges that BARD shall lease the Property based and in reliance solely upon its inspections of the Property and not upon any representations, warranties, or covenants of USS or its agents concerning the physical condition of the Property or the cost of any redevelopment of the Property.

The lease rate for the Properly shall be Fifteen Thousand Six Hundred Dollars ($15,600.00) per acre per year or an annual Base Rental of Five Hundred Twenty-four Thousand Four Hundred Seventy-two Dollars ($524,472.00) payable in equal monthly payments beginning June 1, 2010. During this lease term BARD will have the option to purchase the Property under the contions and terms and at the price indicated in the below paragraphs.

Should BARD exercise its option to purchase the property is to be sold in "AS IS, WHERE IS, WITH ALL FAULTS", CONDITION. BARD acknowledges that BARD shall purchase the Property based and in reliance solely upon its inspections of the Property and not upon any representations, warranties, or covenants of USS or its agents concerning the physical condition of the Property or the cost of any redevelopment of the Property.

Bard Holdings
1 Janauary 2010

The purchase price for the Property shall be One Hundred Thirty Thousand Dollars ($130,000.00), per acre payable or Four Million Three Hundred Thousand Six Hundred Dollars ($4,370,600.00) by certified or cashier's check at closing. USS acknowledges receipt of Fifty Thousand Dollars ($50,000.00) from BARD provided as Deposit from expired Agreement for the Sale and Purchase of Real Estate dated 1 March 2008 between the USS and BARD (hereinafter " LOI Deposit"); and (b) the balance payable by certified or cashier's check or via wire transfer upon the Closing of this transaction.

The Property will be conveyed by special warranty deed subject to (a) all matters of record; (b) all matters that a survey or physical inspection of the Property will reveal; (c) all zoning and other governmental restrictions; and (d) all unpaid taxes. All property taxes due and payable during the year of Closing, charges and assessments shall be pro-rated as of the day of Closing based upon the property tax year, fiscal or calendar, as the case may be, of the levying jurisdictions. BARD shall pay for any abstract, title insurance, surveys, or other title-related protections that it desires. BARD will also pay the cost of the state deed tax and recording charges, and BARD shall also record all documents.

The Property will be sold in "AS IS, WHERE IS, WITH ALL FAULTS", condition. BARD acknowledges that BARD shall purchase the Property based and in reliance solely upon its inspections of the Property and not upon any representations, warranties, or covenants of USS or its agents concerning the physical condition of the Property or the cost of any redevelopment of the Property.

Promptly upon the execution of this Letter of Intent, BARD shall commence a due diligence investigation of the Property. USS shall make available to BARD all records, surveys, drawings, environmental investigations, tax records, and other documents in its possession relating to the Property (hereinafter "Due Diligence Materials").

BARD and USS acknowledge that BARD's interest in acquiring the Property is subject to BARD being satisfied with the environmental conditions, physical conditions, zoning and other governmental approvals, road access, property tax, financing of the purchase price, and other conditions relating to the Property.

The due diligence period contemplated herein shall last for One Hundred and Eighty (180) days from the execution of this letter.

Additional provisions regarding the Closing date and contingencies associated hereunder, if any, may be provided if necessary.

Bard Holdings
1 Janauary 2010

Binding Provisions

BARD agrees that it will keep confidential and not disclose to any third party except its attorneys, lenders, and consultants, any of the Due Diligence Materials and any additional environmental, and/or other studies, tests, reports, and other documents generated in the due diligence activities it may conduct. Any report, survey, and/or drawing generated during the due diligence period of the Property by BARD shall be provided to USS within a reasonable time period prior to the execution of the Purchase and Sales Agreement. The confidentiality obligation herein does not apply to any information that (a) is public knowledge on the date hereof; (b) is in BARD's possession on the date hereof; (c) becomes public after the date hereof other than due to disclosure by BARD or its attorneys, lenders, or consultants; (d) is obtained by BARD from an independent third party who BARD reasonably believes after due inquiry is free to deliver such material free of any confidentiality obligation; or (e) is the subject of any court order or other legally-mandated disclosure.

USS hereby grants and gives to BARD the right of access, ingress and egress, to enter upon the Property to conduct BARD's inspection and due diligence activities thereon in strict accordance with the terms and conditions set forth herein.

BARD agrees to indemnify, defend and hold harmless USS and USS's directors, officers, employees, and agents against any and all claims, costs, demands, damages, liabilities, judgments, or expenses (including attorney fees, consultant fees an other legal costs), for any personal injury, including death, or property damage or any other damages of any nature whatsoever (including environmental damages) arising out of the activities of BARD or its licensees, agents, invitees, employees, successors, and assigns or the activities of any other party whatsoever in condition with BARD's due diligence investigation of the Property.

BARD further agrees that before it or any of its consultants/contractors visit the Premises, it will obtain and maintain in full force and effect and will cause its consultants/contractors to maintain in full force and effect, insurance coverage in accordance with the terms and provisions outlined in Attachment "I" attached hereto and incorporated herein. BARD further agrees to immediately provide a copy of Attachment " 1" to its insurance company and/or insurance agent.

BARD acknowledges that USS will not allow any activities on the Property until evidence of insurance covering such activities is presented to USS.

BARD may not assign its interest in the transaction contemplated herein to any person or entity without the USS's prior written consent.

BARD may at any time during the due diligence period elect to terminate the consideration of the transaction contemplated herein by written notice to USS. Upon such termination, BARD shall deliver to USS (at no expense to USS) all Due Diligence Materials and all remaining studies, tests, reports, and other documents as were previously generated in the due diligence activities. Thereafter, except for the indemnification set forth herein, neither party shall have any liability to the other.

USS acknowledges that it has entered into an arrangement with NAI Global and that USS shall be solely responsible for any payments to such broker. Each of the parties represents and warrants that NAI Global (the "Brokers") are the brokers of record and are the only brokers entitled to commission in the execution of this planned Agreement, and each of the parties agrees to indemnify the other against and hold it harmless from all liabilities arising from any other claims (including, without limitation, the cost of counsel fees in connection therewith).

Bard Holdings
1 Janauary 2010

Until such time as this letter is terminated in accordance with its terms, USS will not sell or agree to sell the Property to any person or entity other than BARD. USS may, however, continue to market the Property, hold discussions with any party, and to show the Properly to any party.

This letter shall terminate upon the earliest of the BARD's notification of termination, the expiration of the due diligence period, or the decision by the USS's executive management not to proceed with the contemplated transaction. Termination of this Letter of Intent, for whatever reason or for whatever cause, will result in the return of all deposit monies given to USS by BARD.

The transaction contemplated herein is subject to the approval of the USS's executive management and the execution of a Purchase and Sales Agreement to be negotiated between the parties. Until both such conditions are satisfied, neither party has any obligation to consummate the transaction outlined in the Non-Binding Provisions section hereof.

If the foregoing is acceptable to you, please sign the enclosed copy of this letter and return it to the undersigned.

ATTACHMENT "1" INSURANCE

BARD shall procure and maintain, at its own expense, and shall require its Contractor(s), if any, to procure and maintain for the duration hereunder the insurance coverage meeting or exceeding the requirements set forth below:

1.       Minimum Scope of Insurance — Coverage shall be at least as broad as the following:

A.       Commercial General Liability Insurance: Shall be written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage ) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and liability assumed under an insured contract (including the tort liability of another assumed in a business contract). If a 1973 edition ISO form must be used by the insurer, the broad form comprehensive general liability (BFCGL) endorsement shall be included. Additionally, the policy shall not contain a sunset provision, commutation clause or any other provision which would prohibit the reporting of a claim and the subsequent defense and indemnity that would normally be provided by the policy. The policy of insurance shall contain or be endorsed to include the following:

(i)	Premises/Operations;

(ii)	Products/Completed Operations;

(iii)	Contractual;

(iv)	Independent Contractors;

(v)	Broad form property damage;

(vi)	Personal and Advertising Injury;

(vii)	Separation of Insureds (severability of interest);

(viii)
The policy shall be endorsed using ISO form CG 20 10 11 85 (or a substitute form providing equivalent coverage) so as to include United States Steel Corporation (hereinafter "USS"), and its affiliates, including all units, divisions and subsidiaries as Additional Insureds on a Primary and Non-contributory basis. The coverage shall contain no special limitations on the scope of protection afforded to said Additional Insured.

1

(ix)	Waiver of subrogation shall be provided to the benefit of all Additional Insureds, as aforesaid.

(x)	No XCU (explosion, collapse, underground) exclusion.

(xi)
For any claims related herein, the BARD's and/or its Contractor's insurance shall be primary and non-contributory respecting the aforesaid Additional Insureds. Any insurance or self-insurance maintained by USS shall be in excess of the BARD's and/or Contractor's insurance and shall not contribute with it.

(xii)	The policy shall not contain any provision, definition, or endorsement which would serve to eliminate third-party action over claims.

(xiii)	Self-funded, or other non-risk transfer insurance mechanism are not acceptable to USS. If the BARD has such a program, full disclosure must be made to USS prior to any consideration being given.

B.           Automobile Liability Insurance: As specified by ISO form number CA 0001, Symbol I (any auto), with an MCS 90 endorsement and a CA 99 48 endorsement attached if hazardous materials or waste are to be transported. This policy shall be endorsed to include USS, its subsidiaries and/or affiliates as Additional Insureds, and to include waiver of subrogation to the benefit of all Additional Insureds, as aforesaid.

C.           Workers' Compensation Insurance: As required by the State or Commonwealth in which work is being done, and in accordance with any applicable Federal laws, including Employer's Liability Insurance and/or Stop Gap Liability coverage as per below limits. Where not otherwise prohibited by law, this policy shall be endorsed to include waiver of subrogation to the benefit of USS, its subsidiaries, and/or affiliates.

D.           Employer's Liability and/or Stop Gap Liability Coverage: Coverages per accident, disease-policy limit, and disease each employee.

E.           Errors and Omissions Professional Liability Insurance (if made applicable by USS): Coverage should be for a professional error, act or omission arising out of the Contractor's performance of work hereunder. The policy form may not exclude coverage for Bodily Injury, Property Damage, claims arising out of laboratory analysis, pollution or the ,operations of a treatment facility, to the extent these items are applicable under the scope of work hereunder. This policy shall be endorsed to include waiver of subrogation to the benefit of USS, its subsidiaries, and/or affiliates. If coverage is on a claims-made form, Contractor shall maintain continuous coverage or exercise an extended discovery period for a period of no less than five (5) years from the time that the work hereunder has been completed.

2

F.           Environmental Impairment Insurance (if made applicable by USS): Covering damage to the environment, both sudden and non-sudden, caused by the emission, disposal, release, seepage, or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquid or gases, waste materials or other irritants, contaminants or pollutants, into or upon land, the atmosphere or any water course or body of water; or the generation of odor, noises, vibrations, light, electricity, radiation, changes in temperature, or any other sensory phenomena. Such insurance shall contain or be endorsed to include:

(i)           Property damage, including loss of use, injury to or destruction of property;

(ii)           Cleanup costs which shall include operations designed to monitor, analyze, remove, remedy, neutralize, or clean up any released or escaped substance which has caused environmental impairment or could cause environmental impairment if not removed, remediated, neutralized or cleaned up.

(iii)           Personal injury, which shall include bodily injury, sickness, disease, mental anguish, shock or disability sustained by any person, including death resulting therefrom.

(iv)           USS, its subsidiaries and/or affiliates as Additional Insureds, on a primary and non-contributory basis.

(v)           Waiver of Subrogation in favor of USS, its subsidiaries and/or affiliates.

If the Environmental Impairment Insurance is on a claims-made form, BARD and its Contractor(s) shall maintain continuous coverage or exercise on an extended discovery period for a period of no less than five (5) years from the time that the work hereunder has been completed.

2.       Minimum Limits of Insurance — BARD and its Contractor(s) shall maintain limits no less than:

A.           Commercial General Liability: Including Umbrella Liability Insurance, if necessary, limits shall be not less than $2,000,000 each occurrence for bodily injury and property damage; $2,000,000 each occurrence and aggregate for products and completed operations; $4,000,000 general aggregate. The limits and coverage requirements may be revised at the option of USS.

B.           Automobile Liability Insurance: Including Umbrella Liability Insurance, if necessary, limits shall be not less than $2,000,000 per accident for bodily injury and property damage, $5,000,000 if hazardous materials or substances are to be transported.

C.           Workers' Compensation: As required by the State or Commonwealth in which the work will be performed, and as required by any applicable Federal laws.

D.           Employer's Liability and/or Stop Gap Liability Coverage: $1,000,000 per accident, $1,000,000 disease-policy limit, and $1,000,000 disease each employee. (May include Umbrella coverage.)

E.           Errors and Omissions Professional Liability Insurance: (if applicable) $2,000,000 per loss; $4,000,000 annual aggregate limit.

F.           Environmental Impairment Insurance: (if applicable) $5,000,000 combined single limit per loss.

3

3. Deductibles and Self-Insured Retentions — All insurance coverage carried by BARD and its Contractor(s) shall extend to and protect USS, its subsidiaries and/or affiliates to the full amount of such coverage, and all deductibles and/or self-insured retentions (if any), including those relating to defense costs, are the sole responsibility of BARD and its Contractor(s).

4. Rating of Insurer — BARD and its Contractor(s) will only use insurance companies acceptable to USS and authorized to do business in the state or area in which the work hereunder is to be performed. Insurers must have a minimum rating of a A-, Class VII as evaluated by the most current A.M. Best rating guide. If the insurer has a rating less than an A-, Class VII, the Contractor must receive specific written approval from USS prior to proceeding.

5. Other Insurance Provisions

A.           Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, reduced in coverage or in limits except after sixty (60) days prior written notice by certified mail, return receipt requested, has been given to USS.

B.           These insurance provisions are intended to be a separate and distinct obligation on the part of BARD. Therefore, these provisions shall be enforceable and BARD and/or Contractor(s) shall be bound thereby regardless of whether or not indemnity provisions are determined to be enforceable in the jurisdiction in which the work covered hereunder is performed.

C.           The above-described insurance coverage to be provided by BARD and/or its Contractor(s) hereunder will extend coverage to all work or services performed hereunder.

D.           The obligation of BARD and its Contractor(s) to provide the insurance herein above specified shall not limit in any way the liability or obligations assumed by BARD and its Contractor(s) hereunder.

E.           In the event BARD and its Contractor(s), or its insurance carrier defaults on any obligations hereunder, BARD and its Contractor(s) agree that they will be liable for all reasonable expenses and attorneys' fees incurred by USS to enforce the provisions hereunder.

6.           Evidence of Coverage

A.       BARD and its Contractor(s) shall furnish USS with copies of the endorsements effecting the coverage required by this specification. Additionally, prior to the commencement of any work or services on USS's Premises, BARD and its Contractor(s) and all subcontractors, if any, shall furnish to USS satisfactory Certificates of Insurance evidencing full compliance with the requirements herein. The Certificates of Insurance must show that the required insurance is in force, the amount of the carrier's liability thereunder, and must further provide that USS will be given sixty (60) days advance written notice of any cancellation of coverage or deletion of the certificate holder herein as an Additional Insured under the policies.

4

B.           All Certificates of Insurance shall be in form and content acceptable to USS and shall be submitted to USS in a timely manner so as to confirm BARD and its Contractor(s) full compliance with the stated insurance requirements hereunder.

C.           Any failure on the part of USS to pursue or obtain the Certificates of Insurance required hereunder from BARD and its Contractor(s) and/or the failure of USS to point out any non-compliance of such Certificates of Insurance shall not constitute a waiver of any of the insurance requirements hereunder, nor relieve BARD or its Contractor(s) of any of its obligations or liabilities hereunder. Moreover, acceptance by USS of insurance submitted by BARD and its Contractors does not relieve or decrease in any manner the liability of BARD and its Contractor(s) for performance hereunder. BARD and its Contractor(s) are responsible for any losses, claims, and/or costs of any kind which their insurance does not cover.

7.       Subcontractors — Contractor(s) shall be responsible to obtain separate certificates from each subcontractor. All coverages for subcontractors shall be subject to all of the requirements stated herein.

5

N
SINTER ROAD
SORRELLS BLVD.
LOT 2
33.62 ACRES
S00°00'52"E 2284.00'
N00°00'00"E 1975.36'
(S00°00'00"E 1647.00')
A=90°00'00"
R=32.00'
L=50.27'
A=32°33'40"
R=470.00'
L=267.85'
A=79°54'40"
R=32.00'
L=44.63'
209.23'
RAILROAD SETBACK LINE
CENTRAL CANAL

SITE CAPACITY CALCULATIONS

FALLS TOWNSHIP SUBDIVISION AND LAND DEVELOPMENT WAIVER REQUESTED FROM THE FALLS TOWNSHIP BOARD OF SUPERVISORS

Section 101-52.1 requesting a waiver from providing site capacity calculations of the Natural Features for the remaining portion of TMP 13-51-1.

Section 101-760-3 requesting a waiver to show the existing features for the remaining portion of TMP 13-51-1.

The requirements in Section 101-760-3 regarding to show proposed arrangement of buildings and parking areas.

Section 101-708-8 requesting a waiver from preparing a surface drainage plan for the tract.

COMMONWEALTH OF PENNSYLVANIA— BUCKS COUNTY

OWNER – TAX PARCEL 13-51-1

USS REAL ESTATE
DIVISION OF US STEEL
600 GRANT STREET, ROOM 2411
PITTSBURGH, PA 15219

ZONING - MPM - MATERIALS PROCESSING & MANUFACTURING

AREA AND YARD REQUIREMENTS

	REQUIRED	PROPOSED
MINIMUM LOT AREA	3 ACRES	33.62 ACS.
MINIMUM LOT FRONTAGE	100 FEET	431 FEET
MINIMUM LOT WIDTH	100 FEET	431 FEET
MINIMUM LOT DEPTH	100 FEET	400 FEET
MINIMUM FRONT YARD	100 FEET	100 FEET
MINIMUM SIDE YARD	30 FEET	30 FEET
MINIMUM REAR	30 FEET	30 FEET
MAXIMUM IMPERVIOUS COVERAGE ALLOWED	75%	0% EXISTING

NOTES:

1. BOUNDARY INFORMATION BASED ON SURVEY OF LANDS OF USX STEEL CORPORATION, PERFORMED BY SHOWALTER AND ASSOCIATES IN 2006 & 2007.
2. VERTICAL DATUM BENCHMARKS BASED ON NGVD OF 1929.
3. WATER AND SEWER IS SUPPLIED BY USS REAL ESTATE.
4. ALL UTILITIES AND RAILROADS ARE OWNED BY USS REAL ESTATE.
5. THE INTENDED USE OF THE PROPERTY IS FOR RENEWABLE ENERGY RESOURCES PRODUCTION.

■ INDICATES CONCRETE MONUMENT TO BE SET

GRAPHIC SCALE 1"=100'

FINAL PLAN

SORRELLS SE

MINOR SUBDIVISION PLAN	Showalter & Associates — Engineering · Planning · Surveying	SCALE: 1" = 150' DATE: SEPT. 23, 2008 JOB No: 97022 CVC No: 7023R08.PRO DRN BY: TWS CHK BY: PAK

SITUATE: FALLS TOWNSHIP, BUCKS COUNTY, PA.

PREPARED FOR: USS REAL ESTATE, ONE 804 FAIRLESS DRIVE, FAIRLESS HILLS, PA 19030

SHEET SORRELLS SE 2 OF 2

CALL 1-800-242-1776

6

Assignment of Contract

FOR VALUE RECEIVED, Biofuel Advance Research & Development (BARD), LLC. (“Assignor”) hereby assigns and otherwise transfers (“assigns”) to Bard Holding, INC. (“Assignee”) all rights, title and interest held by Assignor in and to the contract described as follows:

Contract dated March 1st, 2008, between United States Steel Corporation and Biofuel Advance Research & Development (BARD). and concerning for sale and purchase of Real Estate for constructing 66 million gallon composite biodiesel plant.

 Assignor warrants and represents that said contract is in full force and effect and is fully assignable.  Assignor further warrants that it has the full right and authority to transfer said contract and that contract rights herein transferred are free of lien, encumbrance or adverse claim.  Said contract has not been modified and remains on the terms contained therein.

Assignee hereby assumes and agrees to perform all remaining and obligations of Assignor under the contract and agrees to indemnify and hold Assignor harmless from any claim or demand resulting from non-performance by Assignee.  Assignee shall be entitled to all monies remaining to be paid under the contract, which rights are also assigned hereunder.

This Assignment shall become effective as of the date last executed and shall be binding upon and inure to the benefit of the parties, their successors and assigns.

Dated: ___12/01/2009______	/s/Surajit Khanna
Surajit Khanna, Managing Member
Biofuel Advance Research & Development (BARD), LLC Assignor

/s/Howard L. Bobb
Dated: ___12/01/2009______	Howard L. Bobb, President
Bard Holding, Inc. Assignee